UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2005

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC .
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14303	36-3161171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Emloyer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198
(Address of Principal Executive Offices)	(Zip Code)

(313) 758-2000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SUPPLEMENTAL DATA
SIGNATURES

Item 2.02. Results of Operations and Financial Condition.
The following information consists of a press release dated February 2, 2005, including financial information and financial data relating to American Axle & Manufacturing Holdings, Inc. for the three and twelve months ended December 31, 2004. The information is being furnished pursuant to Item 2.02 of Form 8-K, “Results of Operations and Financial Condition.” The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent American Axle & Manufacturing Holdings, Inc. specifically incorporates the information by reference.

American Axle & Manufacturing Reports
Fourth Quarter and Full Year 2004 Financial Results

Net operating cash flow of $143.7 million in the fourth quarter

Detroit, Michigan, February 2, 2005 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2004.

Fourth Quarter Highlights:
·	Fourth quarter sales of $875.6 million
·	Non-GM sales were 20% of total sales, up from 18.7% in the same period one year ago
·	Net earnings of $31.3 million or $0.61 per share
·	Fourth quarter results include a $10.0 million charge ($0.15 per share in the quarter) related to lump-sum voluntary separation payments accepted by 186 hourly associates
·	Net operating cash flow increased 25% to a record $143.7 million in the quarter

Full Year Highlights:
·	Net sales of $3.6 billion
·	Non-GM sales increased 8% versus 2003 to $728 million, or 20% of total net sales
·	Net earnings of $159.5 million or $2.98 per share
·	Net operating cash flow of $213.0 million
·	Repurchased 5.0 million shares of common stock for $171.0 million
·	Increased backlog of new business to more than $1 billion in future annual sales

AAM reported fourth quarter diluted earnings per share of 61 cents compared to 96 cents per share in the fourth quarter of 2003. Earnings for the full year 2004 were $159.5 million as compared to $197.1 million in 2003. Full year 2004 diluted earnings per share were $2.98 as compared to $3.70 per share in 2003.

AAM’s results for 2004 include the impact of a one-time charge of $23.5 million related to debt refinancing and redemption activities in the first quarter of 2004 and a charge of $10.0 million related to lump-sum voluntary separation payments accepted by 186 hourly associates in the fourth quarter of 2004. Excluding the impact of these charges, AAM’s earnings for the full year 2004 would have approximated $3.40 per share.

“As we previously reported, our sales were lower than expected in the second half of 2004 due to the impact of lower production volumes scheduled by our customers. We also experienced the structural cost impact of higher steel and other metallic material prices,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “Despite these challenges, we are pleased to report that AAM met its earnings and cash flow guidance for the year 2004.”

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Sales for the fourth quarter of 2004 were $875.6 million as compared to $926.1 million in the fourth quarter of 2003. Non-GM sales represented 20% of total sales in the quarter versus 18.7% in the fourth quarter of 2003. AAM’s sales for the full year 2004 were $3.6 billion as compared to $3.7 billion in 2003. Non-GM sales increased by more than $50 million for the year to $728 million, or 20% of total sales in 2004 versus 18% in the prior year. However, lower GM light truck production volumes resulted in an overall decrease in AAM’s full year 2004 sales as compared to 2003. AAM sales content per vehicle was $1,173 for the full year 2004, approximately the same as in 2003.

Operating income was $47.8 million or 5.5% of sales in the fourth quarter of 2004 versus $91.5 million or 9.9% of sales for the fourth quarter of 2003. Operating income in 2004 was $284.8 or 7.9% of sales versus $346.3 or 9.4% of sales in 2003. AAM’s lower fourth quarter and full year 2004 operating income levels reflect the impact of higher steel and other metallic material prices, as well as the $10.0 million charge related to lump-sum voluntary separation payments accepted by 186 hourly associates in the fourth quarter of 2004.

AAM defines net operating cash flow (also referred to as net cash flow provided by operations) to be net cash provided by operating activities less capital expenditures. Cash flow provided by operating activities increased 32%  in the fourth quarter of 2004 to $225.1 million as compared to $170.9 million in the fourth quarter of 2003. Capital spending in the fourth quarter of 2004 was $81.4 million. As a result, net operating cash flow was $143.7 million in the fourth quarter and $213.0 million for the full year 2004.

AAM invested a total of $240.2 million of capital expenditures in support of new product programs and ongoing cost, productivity and maintenance activities in 2004. AAM also used its strong cash flow in 2004 to fund cash dividends of $23.0 million and to repurchase a total of 5.0 million shares of its common stock for $171.0 million. AAM also reduced its net debt balances at year-end 2004 to $433.6 million versus $437.3 million at year-end 2003. Net debt to capital improved to 31.2% at year-end 2004 versus 31.4% at year-end 2003.

AAM’s research and development (R&D) spending increased approximately 13% in 2004 to $68.6 million versus $60.7 million in 2003. This increase supports AAM’s initiatives to develop future products targeted at growth segments of the market. AAM is expanding its existing light truck and SUV product lines to support new programs and derivative models and is developing new passenger car and crossover vehicle applications utilizing independent front drive axles (IFDA), rear drive modules (RDM) and independent rear suspension modules (RSM) targeted at growth segments of the market. As a result of these successful efforts, AAM recently announced that it has increased its backlog of new business by nearly $500 million to more than $1 billion in future annual sales.

AAM also confirmed its 2005 earnings outlook.

On January 13, 2005, AAM announced that it expects its 2005 earnings to be approximately $2.40 to $2.55 per share. AAM’s 2005 earnings outlook is based on its assumption that its customers’ production volumes for the major North American light truck programs it currently supports will be approximately 8% lower than in 2004. AAM’s 2005 earnings outlook also assumes that the cost of steel and other purchased metal market commodities will continue to increase in 2005. In addition, AAM will adopt FASB Statement No. 123 (as revised in 2004) in 2005 and recognize book expense related to stock-based compensation granted to its executives. AAM currently estimates that this accounting change will reduce diluted earnings per share by approximately $0.20 in 2005.

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AAM announced today that it expects earnings for the first quarter of 2005 to be approximately $0.40 to $0.45 per share. AAM’s first quarter 2005 earnings outlook is based on its assumption that its customers’ production volumes for the major North American light truck programs it currently supports will be 13% - 14% lower in the first quarter of 2005 as compared to the first quarter of 2004. AAM’s first quarter 2005 earnings outlook also assumes substantial increases in the cost of steel and other purchased metal market commodities.

“2005 will be a challenging year for the entire domestic automotive industry. The same is true for AAM,” said Mr. Dauch. “Our task in 2005 is to keep focused on our long-term strategic goals of further developing our product offerings, customer diversification and global manufacturing presence to prepare for significant future profitable growth.”

A conference call to review AAM’s fourth quarter and full year 2004 results is scheduled today at 3:00 p.m. EST. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 5:00 p.m. EST on February 2, 2005 until 5:00 p.m. EST February 9, 2005 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 3247207.

Recent developments

On November 1, 2004, AAM announced the production launch of its 2005 Dodge Ram Power Wagon driveline system. The all-new Dodge Ram Power Wagon is the first production vehicle to feature a fully integrated, computer-controlled chassis system utilizing AAM's SmartBar™, an electronically actuated stabilizer bar-based roll-based control system, and TracRite® GTL and TracRite® EL differentials in conjunction with the standard AAM heavy duty front and rear axles and driveshaft.

On January 13, 2005, AAM confirmed its 2004 earnings estimate and announced that it had achieved its $200 million target for net operating cash flow.

On January 13, 2005, AAM announced that it has increased its backlog of new business by nearly $500 million to more than $1 billion in future annual sales. AAM also announced its 2005 earnings outlook.

On January 24, 2005, AAM announced that it had been awarded new metal formed products business worth annualized revenue of more than $63 million, as a portion of the $1 billion in future annual sales.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission (SEC) rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

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AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland and South Korea.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

# # #

For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at http://www.aam.com

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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In millions, except per share data)

Net sales	$875.6	$926.1	$3,599.6	$3,682.7

Cost of goods sold	778.8	787.7	3,125.1	3,142.4

Gross profit	96.8	138.4	474.5	540.3

Selling, general and administrative expenses	49.0	46.9	189.7	194.0

Operating income	47.8	91.5	284.8	346.3

Net interest expense	(5.3)	(11.1)	(25.5)	(46.8)
Debt refinancing and redemption costs	-	-	(23.5)	-
Other income (expense), net	(1.0)	1.8	-	3.7

Income before income taxes	41.5	82.2	235.8	303.2

Income taxes	10.2	28.8	76.3	106.1

Net income	$31.3	$53.4	$159.5	$197.1

Diluted earnings per share	$0.61	$0.96	$2.98	$3.70

Diluted shares outstanding	51.5	55.4	53.5	53.3

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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
	(In millions)
ASSETS

Current assets:
Cash and cash equivalents	$14.4	$12.4
Accounts receivable, net	334.9	339.2
Inventories, net	196.8	171.8
Prepaid expenses and other	39.1	24.0
Deferred income taxes	7.4	16.3
Total current assets	592.6	563.7

Property, plant and equipment, net	1,713.0	1,629.5
Deferred income taxes	6.8	6.9
Goodwill	147.8	147.8
Other assets and deferred charges	78.6	50.8
Total assets	$2,538.8	$2,398.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$398.6	$335.7
Other accrued expenses	187.0	218.5
Total current liabilities	585.6	554.2

Long-term debt	448.0	449.7
Deferred income taxes	114.5	73.0
Postretirement benefits and other long-term liabilities	435.2	367.1
Total liabilities	1,583.3	1,444.0

Stockholders' equity	955.5	954.7
Total liabilities and stockholders' equity	$2,538.8	$2,398.7

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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In millions)
Operating activities
Net income	$31.3	$53.4	$159.5	$197.1
Depreciation and amortization	45.7	42.1	171.1	163.1
Other	148.1	75.4	122.6	136.7

Net cash provided by operating activities	225.1	170.9	453.2	496.9

Purchases of property, plant & equipment	(81.4)	(56.2)	(240.2)	(229.1)
Purchase buyouts of leased equipment	-	-	-	(3.0)

Net cash used in investing activities	(81.4)	(56.2)	(240.2)	(232.1)

Net increase in long-term debt	(88.1)	(124.6)	293.4	(287.7)
Redemption of 9.75% Notes	-	-	(314.6)	-
Debt issuance costs	-	-	(9.7)	-
Employee stock option exercises	1.6	7.7	13.6	25.1
Dividends paid	(7.5)	-	(23.0)	-
Purchase of treasury stock	(40.0)	-	(171.0)	-

Net cash used in financing activities	(134.0)	(116.9)	(211.3)	(262.6)

Effect of exchange rate changes on cash	0.2	0.3	0.3	0.8

Net increase (decrease) in cash and cash equivalents	9.9	(1.9)	2.0	3.0

Cash and cash equivalents at beginning of period	4.5	14.3	12.4	9.4

Cash and cash equivalents at end of period	$14.4	$12.4	$14.4	$12.4

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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In millions)

Net income	$31.3	$53.4	$159.5	$197.1
Interest expense	5.3	11.3	25.8	47.5
Income taxes	10.2	28.8	76.3	106.1
Depreciation and amortization	45.7	42.1	171.1	163.1

EBITDA	$92.5	$135.6	$432.7	$513.8

Net debt(b) to capital

			December 31,	December 31,
			2004	2003
			(In millions, except percentages)

Total debt			$448.0	$449.7
Less: cash and cash equivalents			14.4	12.4

Net debt at end of period			433.6	437.3

Stockholders' equity			955.5	954.7

Total invested capital at end of period			$1,389.1	$1,392.0

Net debt to capital(c)			31.2%	31.4%

(a) We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b) Net debt is equal to total debt less cash and cash equivalents.

(c) Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Net operating cash flow and free cash flow(d)
		Three months ended		Twelve months ended
		December 31,		December 31,
		2004	2003	2004	2003
		(In millions)

Net cash provided by operating activities		$225.1	$170.9	$453.2	$496.9
Less: purchases of property, plant & equipment		(81.4)	(56.2)	(240.2)	(229.1)

Net operating cash flow		143.7	114.7	213.0	267.8

Less: dividends		(7.5)	-	(23.0)	-

Free cash flow		$136.2	$114.7	$190.0	$267.8

After-Tax Return on Invested Capital (ROIC)(e)
					Trailing Twelve
	Quarter Ended				Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2004	2004	2004	2004	2004
	(In millions, except percentages)

Net income	$36.5	$55.3	$36.4	$31.3	$159.5
After-tax net interest expense (f)	5.5	3.9	4.0	3.8	17.2

After-tax return	$42.0	$59.2	$40.4	$35.1	$176.7

Net debt at end of period					$433.6
Stockholder's equity at end of period					955.5

Invested capital at end of period					1,389.1
Invested capital at beginning of period					1,392.0

Average invested capital(g)					$1,390.6

After-Tax ROIC(h)					12.7%

(d) We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e) We believe that ROIC is a meaningful overall measure of business performance because it reflects the company's earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of incentive compensation. Other companies may calculate ROIC differently.

(f) After-tax net interest expense is equal to multiplying net interest expense by the applicable effective income tax rate for each presented quarter.

(g) Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h) After-tax ROIC is equal to after-tax return divided by average invested capital.
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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Date: February 2, 2005	By:	/s/ Thomas L. Martin
Thomas L. Martin
Vice President - Finance &
Chief Financial Officer
(also in the capacity of
Chief Accounting Officer)

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